張氏律師事務所
CHANG & CO.

香港灣仔謝斐道211-213號秀華商業大廈1樓B室
OFFICE B, 1/F, XIU HUA COMMERCIAL BUILDING
211-213 JAFFE ROAD, WAN CHAI, HONG KONG

PRINCIPAL LAWYER
CHANG HAN PENG 張漢彬律師* JD, MPhil, BEng
CONSULTANT
LEI CHI HONG 李智鴻律師* LLB, PCLL
WANG YAT MING 王逸明律師 JD, PCLL, MBA, BBA
MIU YIN YAN ANN 苗延恩律師 JD, PCLL, BA

*HK CIVIL CELEBRANT 香港婚姻監禮人
IN ASSOCIATION WITH ELLEN AU & CO.

TELEPHONE : (852) 2886 3088
FAX : (852) 2868 2068
E-MAIL: INFO@CHANGLAWYERS.COM
WWW.CHANGLAWYERS.COM

Date	:	March 27, 2023
To	:	FD Technology Inc.
Address	:	Units A-B, 15th Floor 180 Tianjin Road Huangpu District, Shanghai, People's Republic of China
Our Ref.	:	CC/HC/22-0321

A. INTRODUCTION

1. We are lawyers qualified in Hong Kong Special Administrative Region ("HKSAR"), and as such are qualified to issue this opinion on the laws and regulations of HKSAR effective as of the date hereof.

2. We are acting as Hong Kong legal counsel to FD Technology Inc. (the "Company"), a company incorporated under the laws of the Cayman Islands, solely in connection with (a) the initial public offering of the Company in the United States (the "Offering") pursuant to the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission ("SEC") under the U.S. Securities Act of 1933, as amended, and (b) the proposed listing and trading of the Company's ordinary shares on the Nasdaq Stock Market LLC ("Nasdaq").

3. This opinion is delivered by us in our capacity as the Company's Hong Kong legal counsel and may not be used for any other purpose without our prior written consent, except as required by the applicable law or by the SEC, Nasdaq or any regulatory agencies.

B. DOCUMENTS REVIEWED

For the purpose of preparing this opinion, we have reviewed copies of the following documents:

(1) Copy of Certificate of Incorporation of FD Technology Limited ("HK Fendan") filed with the Companies Registry of HKSAR on 1 November 2019;

(2) Copy of Articles of Association of HK Fendan filed with the Companies Registry of HKSAR on 1 November 2019;

(3) Copy of Annual Return of HK Fendan filed with the Companies Registry of HKSAR on 11 November 2022;

(4) Copy of Business Registration Certificate of HK Fendan for the period from 1 November 2022 to 31 October 2023;

(5) Organization chart of HK Fendan submitted to us on 23 March 2023 (see Appendix 1); and

(6) Copy of letter of confirmation from HK Fendan's director dated 20 March 2023. (see Appendix 2)

C. QUALIFICATIONS

In this opinion, we have assumed without making further enquiries on the following:

(i) that the resolutions of the board of directors of the Companies are a full and accurate record of resolutions passed at a meeting duly convened and held by the board of directors of the Companies and that such resolutions have not been amended or rescinded (save and except as otherwise provided herein) and are in full force and effect and any provisions contained in the Hong Kong Companies Ordinance or the Articles of Association of HK Fendan relating to the declaration of directors' interests and the power of interested directors to count towards a quorum and/or to vote were duly observed;

(ii) that save as disclosed herein, there have been no further amendments to the Articles of Associations of HK Fendan referred above;

(iii) that all signatures, seals and chops are genuine, that all documents submitted to us as originals are authentic and complete and that all documents submitted to us as copies conform to the originals;

(iv) that all factual statements made in such documents are correct as of the date of the opinion save as expressly stated in this opinion;

(v) that we do not have notice of any matter which would adversely affect the validity or regularity of the meeting of the board of directors of the Companies or the resolutions passed at such meeting;

(vi) that no other laws would affect the opinions stated herein but that, insofar as the laws of any jurisdiction other than the laws of the HKSAR may be relevant, such laws have been complied with;

(vii) that all facts, documents and information relating to HK Fendan or otherwise which may affect the opinion expressed in this opinion have been provided to us and that no physical inspection or interview have been conducted with the officers of HK Fendan to determine the factual statements in any of the documents provided;

(viii) that no person has engaged in, or is or will be engaging in, misleading or deceptive or unconscionable conduct or be seeking to conduct any relevant transaction or any associated activity in a manner which might render the opinion expressed in the opinion or any transaction or associated activity untrue or incorrect; and

(ix) that the records of the Companies Registry available for public search may not be complete or up to date. A company search is not capable of revealing whether or not an appointment of a manager or receiver has been made and a company is only required to register with the Companies Registry those mortgages and charges which are referred to the Companies Ordinance of the laws of the HKSAR and not all charges and mortgages. In addition, as a result of administrative delays at the Companies Registry and at the Courts of HKSAR, papers submitted for filing may not be immediately available for public inspection and particulars which are required to be filed, for example, notices of a winding up order to a resolution or the creation of a registrable charge may not be filed at the Companies Registry or the Courts of HKSAR immediately;

(x) that the translation of any Chinese words, titles, statements, documents and/or governmental approvals in this opinion are not official translation;

(xi) that this opinion is confined to documents sighted by us as listed in the List of Documents and information supplied to us by HK Fendan and the Company including the confirmation from the director of HK Fendan;

(xii) that no legal due diligence shall be performed on HK Fendan's holding companies and subsidiaries; and

(xiii) that this opinion is confined to and given on the basis of the laws of the HKSAR, as currently applied by the courts of the HKSAR. We have not investigated and do not express or imply any opinion on the laws of any other jurisdictions including the laws of the People's Republic of China, Cayman Islands and United States.

D. SCOPE OF REVIEW

The scope of this opinion is to provide legal opinion of specific areas of laws in HKSAR in respect of HK Fendan as requested.

E. SUMMARY OPINION

1. Data Protection and Security

In HKSAR, the protection of personal data is governed by the Personal Data (Privacy) Ordinance (Chapter 486 of The Laws of Hong Kong) (the "PDPO"). All organizations that collect, hold, process or use personal data must comply with the PDPO, including the six Data Protection Principles in Schedule 1 of the PDPO (the "Data Protection Principles"). In particular, Principle 4 of the Data Protection Principles specifies the data security requirements which stipulate that, among other things, all practicable steps shall be taken to ensure that any personal data held by a data user is protected against unauthorized or accidental access, processing, erasure, loss or use.

In addition, a person has a duty of confidentiality under common law in HKSAR to protect confidential information (including confidential data) of another, through implied or express means. Remedies for breach of confidentiality include seeking damages and injunctive relief.

We are advised by the Company that HK Fendan has no operation, and has not received any personal data, confidential information as well as other information and data requiring security measure since its incorporation. Therefore, we are of the opinion that the laws regarding protection of data as mentioned above are not applicable to HK Fendan.

2. Anti-Monopoly Law

In HKSAR, the Competition Ordinance (Chapter 619 of The Laws of Hong Kong), the relevant anti-monopoly law in HKSAR, is designed to promote competition and prohibit anti-competitive practices. The Competition Ordinance aims to prohibit arrangements between market participants (whether they are competitors or not) which prevent, restrict or distort competition in HKSAR (The First Conduct Rule), prohibit market participants from abusing that power to harm competition (The Second Conduct Rule) and prohibit certain mergers of carrier licensees under the Telecommunications Ordinance (Chapter 106 of The Laws of Hong Kong) that have or are likely to have the effect of substantially lessening competition in HKSAR (The Merger Rule). All the above prohibited activities only apply to legal entity that possess business operation.

We are advised by the Company that HK Fendan has no business operation since its incorporation. Therefore, we are of the opinion that the Competition Ordinance is not applicable to HK Fendan.

3. Governmental Regulations and Filing to Company Registry

HK Fendan has complied with the requirement under the Companies Ordinance (Chapter 622 of The Laws of Hong Kong) (the "Ordinance") to file its annual return pursuant to Section 662 of the Ordinance for the year 2022.

As our HK Fendan is a holding company with no business operations since its incorporation, neither HK Fendan is currently required to obtain regulatory approval from the HKSAR government for our overseas listing plan in the U.S., nor has HK Fendan been required to obtain any specific license or permission for its operation in HKSAR, except that HK Fendan is required to obtain and maintain a general business registration certificate, which is current as of the date of this letter.

4. Foreign Exchange Control

In accordance with Article 112 of the Basic Law of HKSAR, as applicable to HK Fendan, there are no foreign exchange controls in force in HKSAR. The Hong Kong dollar is freely convertible into other currencies. Markets for foreign exchange, gold, securities, futures and the like shall continue according to the terms of the Basic Law of HKSAR. Further, under Article 112 of the Basic Law of HKSAR, as applicable to HK Fendan, the Government of the HKSAR shall safeguard the free flow of capital within, into and out of the HKSAR. As such, we are of the opinion that there are no restrictions imposed by the HKSAR Government on the foreign exchange and the transfer of capital in respect of HK Fendan within, into and out of HKSAR (including funds from HKSAR to mainland China), except those involving criminal activities such as money laundering.

The statements in the Registration Statement on Form F-1, of which the prospectus forms a part, under the prospectus cover page and the captions "Enforceability of Civil Liabilities", "Prospectus Summary", Risk Factors", "Corporate History and Structure", "Regulation and "Taxation" to the extent that they describe or summarize HKSAR legal or regulatory matters fairly present or fairly summarize in all material respects the HKSAR legal matters referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

Heng Chang

Chang & Co.

Appendix 1


FD Technology Inc.
("Fendan")
a Cayman Islands company
100%
FD Technology Limited
("HK Fendan")
a Hong Kong company
Offshore
100%
Onshore
Qingdao Zecan Information Technology Co., Ltd
("WFOE" or "Qindao Zecan")
a People's Republic of China company
100%
Shanghai Fendan Information Technology Co., Ltd
("Shanghai Fendan")
a People's Republic of China company
2.91%
97.09%
Beijing Xunyi Technology Co., Ltd
("Beijing Xunyi")
a People's Republic of China company

张氏律師事務所

CHANG & CO.

Appendix 2

DIRECTOR'S CONFIRMATION

I, XU, Chunjie (徐春捷), Chinese Passport No.E10147577 of Room 2609, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong hereby confirms that:

1. **I am a Director of FD Technology Limited,** a company of which are incorporated in the Hong Kong Special Administrative Region with company number 2888483(the"Company").

2. The Company has no operation, not received any personal data, confidential information as well as other information and data requiring security measure since its incorporation.

3. The Company has no employee since its incorporation.

4. The Company has not received any inquiry,notice,warning or sanctions regarding any planned overseas listing from the Hong Kong government since the incorporation of the Company in Hong Kong.

I further confirm that having made all reasonable and careful enquiries and to the best of my knowledge and belief, all material information available to me has been disclosed herein and that in all respects, there is no other information or fact, the omission of which could cause any information disclosed to be inaccurate, incomplete or misleading in any material respect.

徐春捷

XU, Chunjie(徐春捷)

Director

Dated this [20th] day of March 2023